UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

Kewaunee Scientific Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-5286	38-0715562
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 West Front Street Statesville, North Carolina	28677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-873-7202

N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2.50 par value	KEQU	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Definitive Material Agreement.

On December 19, 2022, Kewaunee Scientific Corporation (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with Mid Cap Funding IV Trust, as agent (the “Agent”), and the lenders from time to time party thereto (collectively, the “Lenders”).

The Credit Agreement provides for a secured revolving line of credit initially of up to $15.0 million (the “Revolving Credit Facility”). Availability under the Revolving Credit Facility is subject to a borrowing base calculated in accordance with the terms of the Credit Agreement and on the basis of eligible accounts and inventory and certain other reserves and adjustments. Subject to the terms of the Credit Agreement, from time to time the Company may request that the maximum borrowing availability under the Revolving Credit Facility be increased in minimum amounts of $100,000, up to an overall borrowing availability limit of $30.0 million. The Agent and the Lenders must consent to any such increase in their sole discretion. The Revolving Credit Facility matures on December 19, 2025.

Except as set forth in the Credit Agreement, borrowings under the Revolving Credit Facility bear interest at a rate equal to Term SOFR (as defined in the Credit Agreement) plus 4.10%. The Company is required to make monthly interest payments on the Revolving Credit Facility, with the entire principal payment due at maturity.

Pursuant to the Credit Agreement, the Company granted to the Agent, for itself and the Lenders, a first priority security interest in all existing and future acquired assets owned by the Company.

The Credit Agreement contains certain customary covenants that, subject to certain exceptions, limit the Company’s ability to, among other things, (i) create, incur, assume or permit to exist any additional indebtedness or additional liens; (ii) enter into any amendment or other modification of certain agreements; (iii) consolidate or merge with or into another company or dispose of assets; (iv) pay cash dividends or repurchase shares of the Company’s capital stock; (v) make certain investments; and (vi) enter into transactions with the Company’s affiliates.

The Credit Agreement also contains customary indemnification obligations and customary events of default, including, among other things, (i) non-payment, (ii) breach of representations or warranties, (iii) non-performance of covenants and obligations, (iv) default on other indebtedness, (v) certain judgments, (vi) bankruptcy and insolvency, (vii) impairment of security, (viii) termination of a pension plan, (ix) occurrence of certain regulatory events, and (x) occurrence of a material adverse effect.

If the Credit Agreement is terminated prior to the maturity date, the Company must pay a prepayment fee equal to 3.0% of the terminated commitment amount for the first year following the closing date of the Credit Agreement, 2.0% of the terminated commitment amount for the second year following the closing date of the Credit Agreement and 1.0% of the terminated commitment amount for the third year following the closing date and thereafter. The customary fees on the Revolving Credit Facility include an unused line fee based on the average unused portion of the Revolving Credit Facility, payable monthly in arrears.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to such document, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending January 31, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant) Kewaunee Scientific Corporation

Date:December 19, 2022	/s/ Donald T. Gardner III
Donald T. Gardner III
Vice President, Finance and Chief Financial Officer